Saga Communications, Inc. Declares Special Cash Dividend in the Amount of $1.80 per Share

GROSSE POINTE FARMS, Mich., Nov. 21, 2013 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT: SGA) today announced that its Board of Directors has declared a special cash dividend of $1.80 per share on its Classes A and B Common Stock to be paid on December 12, 2013 to shareholders of record on December 2, 2013. The aggregate amount of the payment to be made in connection with the special dividend will be approximately $10.3 million. This special cash dividend will be funded by cash on the Company's balance sheet.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 25 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

CONTACT: Samuel D. Bush, 313/886-7070